UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Section 240.14a-12

STAMPS.COM INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800
Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Stamps.com Inc. to be held at 10:00 a.m. Pacific Daylight Savings Time on Friday, May 25, 2005, at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292.

Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked to (i) elect one director and (ii) ratify the selection of our auditors for 2005. The accompanying Notice of 2005 Annual Meeting of stockholders and proxy statement describe the matters to be presented at the Annual Meeting. These proxy solicitation materials will first be mailed on or about April 25, 2005 to all stockholders entitled to vote at the Annual Meeting.

The board of directors unanimously recommends that stockholders vote in favor of the election of the nominated director and the ratification of our auditors.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/s/ KEN MCBRIDE
Ken McBride
Chief Executive Officer

Los Angeles, California
April 11, 2005

12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2005

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation will be held on May 25, 2005, beginning at 10:00 a.m. Pacific Daylight Savings Time at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292, for the following purposes:

1. To elect one director to serve for a three-year term ending in the year 2008 or until his successor is duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of our Company for the fiscal year ending December 31, 2005; and

3. To transact other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 18, 2005 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder of our Company, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ SETH WEISBERG
Seth Weisberg
General Counsel
and Secretary

Los Angeles, California
April 11, 2005

12959 Coral Tree Place
Los Angeles, CA 90066-7020

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2005
GENERAL INFORMATION ABOUT VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc., for use at the Annual Meeting of Stockholders to be held on May 25, 2005. The Annual Meeting will be begin at 10:00 a.m. Pacific Daylight Savings Time at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292.

Voting

On March 31, 2005, 22,816,608 shares of our common stock were issued and outstanding. As of that date we had no outstanding preferred stock. Each share of common stock is entitled to one vote at the Annual Meeting.

As there is only one nominee for election to our board of directors, the adoption of the proposal to elect the director requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy. The adoption of the proposal to ratify the appointment of our independent auditors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy.

A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of the director, an abstention or broker non-vote will have no effect on the outcome.

Proxies

If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted FOR the election of the director proposed by the board unless the authority to vote for the election of a director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of our independent accountants. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Secretary at 12959 Coral Tree Place, Los Angeles, CA 90066-7020, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at our 2006 annual meeting must be received no later than January 13, 2006, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2006 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless our Company receives notice of the proposal not later than March 10, 2006.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTOR

General

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board currently consists of five members.

The five member Board is currently divided into two Class I directors, two Class II directors and one Class III director.

The class whose term of office expires at the Annual Meeting currently consists of one director. The director elected to this class will serve for a term of three years, expiring at the 2008 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominee listed below is currently a director of our Company.

The nominee for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unavailable to serve. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our board of directors to fill the vacancy.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Set forth below is certain information concerning the nominee and the other incumbent directors:

Nominee for Term Ending Upon the 2008 Annual Meeting

Kenneth McBride, 37, has been a Director of our Company and has served as our President and Chief Executive Officer since August 2001 and also served as our Chief Financial Officer from October 2000 to January 2004. Previously, Mr. McBride served as the Senior Director of Finance for the Company from April 1999 to October 2000. Before joining Stamps.com, Mr. McBride was a research analyst for Salomon Smith Barney covering several industries in the high technology area. Mr. McBride has also worked as an engineer and manager in the semiconductor industry. Mr. McBride holds a bachelor’s degree, with honors, and a master's degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University.

Continuing Directors Whose Term Expires in 2006

G. Bradford Jones, 50, has been a Director of our Company since October 1998.  Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a General Partner of Redpoint Ventures, a firm he co-founded in October 1999.  Mr. Jones also currently serves on the board of directors of numerous privately-held companies.  Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

Lloyd I. Miller, 50, has been a Director of our Company since April 2002. Mr. Miller is an independent investor and has served on numerous corporate boards including Vulcan International, and American Controlled Industries, among others. Mr. Miller currently serves as a director of Aldila, Inc., American Banknote Corporation, and Dynabazaar. He is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and traded actively on the floor of the CBOT from 1978 to 1992. He is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Continuing Directors Whose Term Expires in 2007

Mohan P. Ananda, 59, has been a Director of our Company since January 1998.  Mr. Ananda is a founder and currently serves as the chief executive officer and chairman of the board of Angels Now, Inc., an investment and management consulting company.  From January 1997 to October 1998, Mr. Ananda served as our chief executive officer.  From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm.  Mr. Ananda also serves on the board of directors of several privately-held companies.  Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

Kevin G. Douglas, 42, has been a Director of our Company since July 2003. Mr. Douglas is the founder, Chairman and co-CEO of Douglas Telecommunications, Inc., a cellular communications company he started in 1991. Mr. Douglas also serves on the board of numerous private companies. Mr. Douglas received his A.B. from Stanford University and his J.D. from U.C. Hastings College of Law.

Board Committees and Meetings

Our board of directors held six meetings during the fiscal year ended December 31, 2004. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board on which such director served during the fiscal year ended December 31, 2004. Our board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee. Our audit committee currently consists of three directors, Messrs. Douglas, Jones and Miller, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee held five meetings during the fiscal year ended December 31, 2004.

The audit committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. All members of the audit committee are non-employee directors and are “independent” pursuant to the rules of The Nasdaq Stock Market. In addition, the board has determined that Messrs. Jones and Miller are "audit committee financial experts" as defined by applicable SEC rules.

Compensation Committee. Our compensation committee currently consists of two directors, Messrs. Ananda and Miller. Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our compensation committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. All members of the compensation committee are non-employee directors and are “independent” pursuant to the rules of The Nasdaq Stock Market. The compensation committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. Our compensation committee held three meetings and acted by unanimous written consent on 12 separate occasions during the fiscal year ended December 31, 2004.

Nominating Committee. Our nominating committee was established in February 2004. The current members of our nominating committee are Messrs. Ananda, Douglas, Jones and Miller, each of whom qualifies as an independent director under the rules of the The Nasdaq Stock Market. The nominating committee identifies, evaluates and recommends nominees for membership on our board of directors and is also responsible for the evaluation of the independence of existing and prospective directors and reviewing and reporting on additional corporate governance matters as directed by the board of directors. The nominating committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. Our nominating committee held one meeting during the fiscal year ended December 31, 2004.

Compensation Committee Interlocks and Insider Participation. The compensation committee currently consists of two directors, Messrs. Ananda and Miller. None of these individuals was one of our officers or employees at any time during the fiscal year ended December 31, 2004 or had any relationship with our Company requiring disclosure. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Contacting the Board of Directors

Any stockholder who desires to contact our board of directors may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. Communications received are distributed to an independent member of the board of directors or to the other members of the board as appropriate depending on the facts and circumstances outlined in the communication received.

Director Independence

The board of directors has determined that, except for Mr. McBride, each of our directors qualifies as an independent director under the rules of The Nasdaq Stock Market. Mr. McBride is not considered independent because he serves as the chief executive officer of Stamps.com.

Director Compensation

Cash Compensation. Each non-employee director receives $1,000 for each board meeting attended and $500 for each board committee meeting attended. Directors are also reimbursed for all reasonable expenses incurred by them in attending board and committee meetings.

Option Grants. Under the automatic option grant program in effect under our stock incentive plan, each individual who joined our board as a non-employee director at any time after June 24, 1999, received or will receive, at the time of their initial election or appointment, an automatic option grant to purchase 5,000 shares of our common stock, so long as that person has not previously been one of our employees. In addition, on the date of each annual stockholders meeting, beginning with the 2002 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not that individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 5,000 shares of our common stock. Each grant under our automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a director.

All directors except for Mr. McBride received automatic option grants on April 23, 2004 for 5,000 shares each of our common stock at an exercise price per share of $14.50, the fair market value per share of our common stock on the grant date. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to our right to repurchase, at the exercise price paid per share, upon the optionee’s cessation of board service prior to vesting in those shares. Directors who are also employees are eligible to receive options and be issued shares of our common stock directly under our stock incentive plan.

Grants to directors in the year ending December 31, 2004 for services provided as directors:

Director	Grant Date	Number of Options	Option Price

Mohan Ananda	04/23/04	5,000	$14.50
Bradford Jones	04/23/04	5,000	$14.50
Kevin Douglas	04/23/04	5,000	$14.50
Lloyd Miller	04/23/04	5,000	$14.50

Vote Required

Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the election of the nominee listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

General

Our board of directors has appointed the firm of Ernst & Young LLP, our independent auditors during the fiscal year ended December 31, 2004, to serve in the same capacity for the year ending December 31, 2005, and is asking you to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our board of directors is submitting the appointment of Ernst & Young LLP to you for ratification as a matter of good corporate practice.

If you fail to ratify the appointment, our audit committee and our board of directors will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the current year.

Fees Billed to our Company by Ernst & Young LLP during Fiscal Year 2004

During the fiscal year ended December 31, 2004, Ernst & Young LLP provided various audit, audit related and non-audit services to our Company as follows:

Audit Fees

Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our Company’s quarterly reports on Form 10-Q, totaled approximately $379,000 and $165,000 for the fiscal year ended December 31, 2004 and 2003, respectively. In 2004, audit fees include $187,956 in fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal controls over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Tax Fees

Fees billed to us by Ernst & Young LLP for tax services rendered to us for the fiscal year ended December 31, 2004 and 2003 totaled approximately $19,000 and $15,000, respectively.

All Other Fees

Fees billed to us by Ernst & Young LLP for all other non-audit and non-tax professional services rendered to us for the fiscal year ended December 31, 2004 and 2003 totaled approximately $11,000 and $15,000, respectively.  All other fees for the fiscal year ended December 31, 2004 principally include research into the accounting treatment of certain licensing revenue.  All other fees for the fiscal year ended December 31, 2003 principally relate to other tax work relating to the Stamps.com return of capital dividend paid on February 23, 2003 and for fees for a study regarding our net operating losses.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to the Company by Ernst & Young LLP. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Ernst & Young LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-by-case basis. All services provided to the Company by Ernst & Young LLP during 2004 were pre-approved by the Audit Committee in accordance with this policy.

Determination of Independence

Our audit committee and board of directors have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence and such fees were approved by the audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our Company’s independent auditors for the fiscal year ending December 31, 2005.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors of our Company as of March 31, 2005:

Name	Age	Position
James Bortnak	36	Vice President, Sales and Marketing
Kyle Huebner	34	Chief Financial Officer
Seth Weisberg	36	Vice President, General Counsel and Secretary
James A. Harper	34	Chief Accounting Officer and Corporate Controller
________________

James Bortnak. James Bortnak was named Vice President, Sales & Marketing, in January 2004. Previously, Mr. Bortnak served as Vice President, Business Development from March 2002 to January 2004, and as a senior member of the Business Development group since joining our Company in October 1999. Prior to joining Stamps.com, Mr. Bortnak practiced business law, focusing in the area of technology and start-up companies. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

Kyle Huebner. Mr. Huebner has been our Chief Financial Officer since January 2004. Mr. Huebner was our Vice President of Marketing from October 2001 to January 2004, our Vice President of Corporate Strategy from January 2000 to October 2001, and our Senior Director of Corporate Strategy from January 1999 to 2000. Prior to joining our Company, from 1997 to 1999, Mr. Huebner was a management consultant at Bain & Company. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

Seth Weisberg. Mr. Weisberg has served as General Counsel, managing our Company's legal and government affairs since March 2001, and has served as our intellectual property counsel since March 1998. Mr. Weisberg previously was an associate at Irell & Manella LLP, worked as a software developer and founder at Shortcut Software, created physical computer models at RAND Corporation and was a high school teacher in the Mississippi Teacher Corps. Mr. Weisberg holds a law degree from Columbia Law School, a master's degree in History from Harvard, a bachelor's degree in Physics and Astronomy from Harvard and a General Course Certificate from the London School of Economics.

James A. Harper. Mr. Harper has been Chief Accounting Officer since February 2003. Mr. Harper has also been our Corporate Controller since April 2001, was Assistant Controller from January 2001 to April 2001, and was Accounting Manager from April 1999 to December 2000. Prior to joining our Company, from September 1998 to April 1999, Mr. Harper served as Senior Financial Analyst at Paramount Pictures. From September 1996 to September 1998, Mr. Harper served as an auditor for Arthur Andersen LLP. Mr. Harper holds a B.S. in Accounting from California State University at Northridge.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002, respectively, by our chief executive officer and each of our other four highest compensated executive officers (determined on the basis of their salary and bonus for the fiscal year ended December 31, 2004) whose total compensation exceeded $100,000 during 2004. The listed individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

	Annual Compensation (1)			Long Term Compensation
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)(3)	All Other Compensation ($)(2)

Ken McBride	2004	298,813	138,125	75,000	565,643
Chief Executive Officer	2003	288,000	75,000	30,000	5,620
	2002	263,333	—	250,000	1,150

James Bortnak	2004	205,000	61,500	40,000	177,764
Vice President, Sales and Marketing	2003	180,000	54,500	55,000	3,308
	2002	110,000	76,000	87,500	2,200

Kyle Huebner	2004	220,000	46,125	50,000	252,169
Chief Financial Officer	2003	189,333	37,500	10,000	2,880
	2002	186,000	—	112,500	2,513

Craig Ogg(4)	2004	194,433	34,850	25,000	318,344
Former Vice President, R&D	2003	187,333	27,500	10,000	3,638
	2002	176,333	—	96,250	3,527

Seth Weisberg	2004	206,667	35,875	40,000	287,422
Vice President, General Counsel, and Secretary	2003	199,333	52,500	20,000	3,933
	2002	192,667	—	78,750	3,853

______________
(1)	Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers.
(2)	Includes (i) make-up payments from the loss of intrinsic value in stock options following the Company's $1.75 return of capital dividend and (ii) contributions to our 401 (k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.
(3)	For years 2003 and 2002, the number of options listed have been adjusted to give retroactive effect to the Company's reverse stock split on May 12, 2004.
(4)	Mr. Ogg left the Company in January 2005.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

The following table sets forth information regarding option grants to each of our named executive officers during the fiscal year ended December 31, 2004. All the grants were made under our 1999 Stock Incentive Plan. During the fiscal year ended December 31, 2004, we granted options to purchase an aggregate of 1,200,626 shares of our common stock. All options for new employees were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant that is based on the closing price on The Nasdaq National Market of our common stock on the date of grant. All options granted to existing employees were granted at an exercise price equal to approximately 25% over the fair market value of our common stock as determined by our board of directors on the date of grant that is based on the closing price on the on The Nasdaq National Market of our common stock on the day prior to grant. The following table indicates information regarding options to purchase our common stock granted to our named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 2004.

	Number of Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term at ($)(3)
Name					5%	10%

Ken McBride	1,237.10%		17.50	11/02/14	7,287	24,426
	73,763	6.14%	17.50	11/02/14	434,532	1,456,535

James Bortnak	1,238.10%		17.50	11/02/14	7,293	24,446
	38,762	3.23%	17.50	11/02/14	228,344	765,400

Kyle Huebner	1,238.10%		17.50	11/02/14	7,293	24,446
	48,762	4.06%	17.50	11/02/14	287,253	962,861

Craig Ogg	1,237.10%		17.50	11/02/14	7,287	24,426
	23,763	1.98%	17.50	11/02/14	139,986	469,228

Seth Weisberg	1,237.10%		17.50	11/02/14	7,287	24,426
	38,763	3.23%	17.50	11/02/14	228,350	765,420

(1)      Option grants for new employees will become exercisable for 25% of the shares upon the optionee’s completion of one year of service measured from the grant date and will become exercisable for the balance of the shares in 36 successive equal monthly installments. These options will become exercisable on an accelerated basis upon the optionee’s involuntary termination within 18 months following a change in control. Certain other option grants are immediately exercisable in full, but we can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the optionee leaves our employment. In general, this repurchase right lapses as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. The repurchase right also will lapse on an accelerated basis upon the optionee’s involuntary termination within 18 months following a change in control.

(2)      These shares were issued at an exercise price equal to approximately 25% over the fair market value as determined by our board of directors on the date of grant and are immediately exercisable. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3)      Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. There can be no assurance provided to any executive officer or other holder of our Company’s securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants that were made with an exercise price equal to the fair market value of the option shares on the grant date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table provides information, with respect to our named executive officers, concerning the exercise of options during the fiscal year ended December 31, 2004 and unexercised options held by them as of the end of that fiscal year.

Name	Shares acquired on exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Unexercisable	Value of Unexercised in-the-Money Options/SARs at FY-End ($) Exercisable (2)	Value of Unexercised in-the-Money Options/SARs at FY-End ($) Unexercisable (2)
Ken McBride	20,245	173,486	348,808	54,447	2,443,882	431,388
James Bortnak	30,227	251,794	143,310	46,183	646,544	315,472
Kyle Huebner	—	—	194,763	21,738	1,200,081	173,678
Craig Ogg	—	—	159,348	37,084	1,353,526	311,373
Seth Weisberg	—	—	205,592	23,162	1,425,131	169,405

(1)    Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.
(2)    The fair market value per share of our common stock on December 31, 2004 was $15.84, the closing selling price per share of our common stock on The Nasdaq National Market.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

During 2001, we also adopted a bonus plan for a number of our officers, including Mr. McBride. These officers were not eligible for the continuous service bonus plan we adopted in connection with our reductions in force. The plan provided the option to elect to receive cash payments or stock options at fair market value upon completion of certain milestones or stock options valued at fair market value. Benefits under this plan would accrue if certain transactions were completed and we sold assets of the postage business in a transaction that avoided a time consuming wind-down process. A different level of benefits would also be payable under this plan in the event that management was unable to complete a transaction and other alternatives were pursued while we engaged in a time consuming wind-down process. The maximum cash payment to Mr. McBride under this plan would be $100,000.

All of our named executive officers have executed and delivered a copy of our confidential information and invention assignment agreement in connection with their employment. All of our named executive officers have entered into separation agreements with our Company such that in the event of a termination without cause or a termination following a change of control, the named executive officers shall receive six months salary and benefits. Mr. Ogg, our former Vice President of R&D, received six months salary and benefits upon his departure from Stamps.com in January 2005. Mr. Ogg also is expected to receive an additional payment of $25,000 by July 31, 2005, for support in transitional and other matters.

In April 1999, we amended our 1998 Stock Plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within 18 months following a change in control in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A “change in control” under the 1998 Stock Plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. “Involuntary Termination” is defined under the 1998 Stock Plan as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following:

i)	a change in his or her position with us which materially reduces his or her responsibilities;

ii)	a reduction in his or her level of compensation by more than 15%; or

iii)	a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee’s consent.

Our 1999 Stock Incentive Plan is a successor plan to our 1998 Stock Plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to our Company with respect to the beneficial ownership of our common stock as of February 28, 2005, by (a) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. Percentage of ownership is based on 22,680,159 shares of our common stock issued and outstanding on February 28, 2005. Shares of our common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 28, 2005 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned

Ken McBride (1)	438,457	1.93%
James Bortnak (2)	170,865	*
Kyle Huebner (3)	264,954	1.16%
Craig Ogg (4)	181,400	*
Seth Weisberg (5)	237,906	1.05%
Mohan Ananda (6)	621,850	2.74%
Kevin Douglas (7)	1,708,450	7.53%
G. Bradford Jones (8)	85,446	*
Lloyd Miller (9)	2,858,823	12.60%

Other 5% Stockholders:

Passport Capital, LLC	2,261,541	9.98%
402 Jackson Street
San Francisco, CA 94111

Arbor Capital Management	1,270,000	5.60%
120 South Sixth Street
Minneapolis, MN 55402

Rhombus Capital Management, L.P.	1,136,000	5.02%
540 Madison Avenue, 27th Floor
New York, NY 10022

All directors and executive offers as a group (9 people)	9,422,328	28.96%
_______________
*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Includes 379,919 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2005.

(2)	Includes 158,865 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2005.

(3)	Includes 208,375 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2005.

(4)	Includes 162,299 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2005.

(5)	Includes 216,561 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2005.

(6)	Includes 480,048 shares held directly by Mohan Ananda, 750 shares held by Mr. Ananda's spouse and son, 20,000 shares held by the Ananda Foundation and 121,052 shares held in trust for the benefit of Mr. Ananda's family.

(7)	Includes 523,417 shares held directly by the James Douglas and Jean Douglas Irrevocable Descendants' Trust and indirectly by Kevin Douglas. Kevin Douglas and Michelle Douglas, husband and wife, are each a co-trustee of the James Douglas and Jean Douglas Irrevocable Descendants' Trust. Includes 547,791 shares held directly by the Douglas Family Trust and indirectly by Kevin Douglas. James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are each a co-trustee of the Douglas Family Trust. Also includes 32,750 shares held directly by James E. Douglas, III and indirectly by Kevin Douglas.

(8)	Includes 6,250 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2005. Includes 24,250 shares held by Brentwood VIII Management Partners.

(9)	Includes 673,794 shares held by Trust A-4; 55,000 of such shares are held by Milfam I, L.P.; 1,456,230 of such shares are held by Milfam II, L.P.; 1,000 of such shares are held by Alexandra UGMA; 500 shares are held by Kimberley S. Miller; 1,000 of such shares are held by Lloyd IV UGMA; 111,123 of such shares are held by MILGRAT I(AAA); 137,374 of such shares are held by Trust C; and 182, 901 of such shares are managed by Marli Miller.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	2,684,459(1)	$14.28	9,028,295

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,684,459	$14.28	9,028,295

(1)     Consists solely of the Company's 1999 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

Compensation Committee Report

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company’s executive officers under the Company’s 1999 Stock Incentive Plan.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. The Company is engaged in a competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

Compensation Components and Process

General Compensation Policy. The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of annual financial and other performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will generally be dependent upon the Company’s financial performance and stock price appreciation rather than base salary.

The Company utilizes information and benchmarks from an independent compensation firm to advise the Committee as to how the Company’s executive compensation levels compare to those of companies within and outside of the industry.

Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for the fiscal year ended December 31, 2004 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for companies of similar revenue, geographic location, status as a U.S. public company, and other factors. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers.

Annual Incentives. Annual incentive bonuses for executive officers will be based upon management incentive plans. The bonuses will be based substantially on the Company’s financial performance, including achievement of revenue and profitability goals or other business objectives. Additional consideration may be given for individual performance.

Long Term Incentives. Generally, stock option grants will be considered annually, or when appropriate, by the Compensation Committee for each of the Company’s executive officers, as appropriate. Each grant made is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a 1 to 4-year period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation. In setting the total compensation payable to the Company’s Chief Executive Officer, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of companies of similar revenue, geographic location, status as a U.S. public company, or other factors, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the fiscal year ended December 31, 2004 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2005 will exceed that limit. The Company’s 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Company’s board of directors:

Mohan P. Ananda
Lloyd I. Miller, III

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

The following is the report of the audit committee with respect to our Company’s audited financial statements for the fiscal year ended December 31, 2004, included in our Company’s Annual Report on Form 10-K, for that year.

Review with Management

The audit committee has reviewed and discussed these audited financial statements with management of the Company.

Review and Discussions with Independent Auditors

The audit committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Kevin Douglas
G. Bradford Jones
Lloyd I. Miller, III

STOCK PERFORMANCE GRAPH

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or Exchange Act.

The following line graph compares the cumulative total return to stockholders of our common stock from June 25, 1999 (the date of our initial public offering) to December 31, 2004 to the cumulative total return over such period of (i) Nasdaq US Index and (ii) a peer issuer, Pitney Bowes, a postage and business services provider that has a product line that competes directly with our products. The graph assumes that $100 was invested on June 25, 1999 in our common stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

		Quarters Ending
Company/Index	Base* June 25 1999	Dec 31 1999	Dec 31 2000	Dec 31 2001	Dec 31 2002	Dec 31 2003	Dec 31 2004
Stamps.com Inc.	100.00	378.41	25.28	32.55	42.45	57.78	72.00
Peer Issuer	100.00	76.38	52.38	59.46	51.64	73.46	86.12
Nasdaq	100.00	159.42	96.78	76.41	52.32	78.48	84.84

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Ananda

Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we received for fiscal year 2003 transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for that fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners except as set forth below.

On September 15, 2004, G. Bradford Jones filed a Form 4. The correct date of such filing was February 3, 2004.

On February 28, 2005, Lloyd Miller filed a Form 5. The correct date of such filing was December 31, 2004.

OTHER MATTERS

Annual Report

A copy of our annual report for the fiscal year ended December 31, 2004 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

We filed an annual report on Form 10-K with the SEC on or about March 11, 2005. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020, or you can access copies of all our SEC filings on our Company website at http://investor.stamps.com/edgar.cfm.

STAMPS.COM INC.
PROXY

Annual Meeting of Stockholders, May 25, 2005

This Proxy is Solicited on Behalf of the Board of Directors of
STAMPS.COM INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Friday, May 25, 2005 and the Proxy Statement and appoints Kenneth McBride the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2005 Annual Meeting of Stockholders of the Company to be held at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292 on May 25, 2005 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

(1)	To elect one director to serve for a three-year term ending in the year 2008 or until his successor is duly elected and qualified;

		FOR	WITHHOLD AUTHORITY TO VOTE
	Ken McBride	☐	☐

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.			FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.			FOR ☐	WITHHOLD ☐

The board of directors recommends a vote FOR the director listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the director listed above and FOR the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)
Please sign your name:	Date:
(Authorized Signature(s))